UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 10, 2018

HUBBELL INCORPORATED

(Exact name of registrant as specified in its charter)

CONNECTICUT	1-2958	06-0397030
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

40 Waterview Drive Shelton, Connecticut	06484
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (475) 882-4000

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 10, 2018, the Board of Directors (the “Board”) of Hubbell Incorporated (the “Company”), voted unanimously to increase the size of the Board from 9 to 10. To fill the vacancy, the Board elected Bonnie C. Lind, 60, as a director of the Company, effective as of January 1, 2019. Ms. Lind was appointed to serve on the Board’s Audit Committee and the Board’s Finance Committee upon the commencement of her term as a member of the Board.

Ms. Lind serves as the Chief Financial Officer of Neenah, Inc., an international producer of industrial specialty materials for a variety of end markets. She assumed that role in 2004 after the company was spun out of Kimberly-Clark Corporation. Prior to the spin-off, she served in various financial and strategic roles, including acting as assistant treasurer and managing Kimberly-Clark’s Fiber Division. Ms. Lind received her undergraduate degree in Finance from the University of Georgia.

There is no arrangement or understanding between Ms. Lind and any other person relating to the selection of Ms. Lind as a director of the Company. Neither Ms. Lind nor any immediate family member of Ms. Lind has been or is currently proposed to be a participant in any transaction that would be required to be reported pursuant to Item 404(a) of Regulation S-K (17 CFR 229.404(a)).

Ms. Lind will receive compensation consistent with the other non-management directors of the Company. Such compensation includes: (1) an annual base retainer of $85,000 and annual Committee retainer of $10,000 for membership on the Audit Committee and $5,000 for membership on the Finance Committee, paid quarterly and pro-rated based upon the effective date of her appointment; and (2) a restricted share grant valued at $130,000 after each annual meeting of shareholders, which will vest at the next year’s annual meeting of shareholders provided that she is still serving as a director at the time of the meeting.

Ms. Lind is also eligible to defer receipt of such cash retainers pursuant to the terms of the Company’s Deferred Compensation Plan for Directors (the “Plan”). She may elect to defer the retainers into a stock unit account in which each stock unit consists of one share of the Company’s common stock or into a cash account which is credited with interest at the prime rate as in effect at the Company’s principal commercial bank on the date immediately following the applicable directors’ meeting, subject to certain terms and conditions of the Plan.

Ms. Lind is also eligible to defer receipt of her annual restricted share grant into a restricted stock unit account under the Plan providing for the credit of one restricted stock unit for each share of restricted stock deferred. Under the Plan, dividend equivalents are earned on the stock units and restricted stock units and converted into additional stock units. Distributions are made in either a lump sum or in installment payments, at the director’s election.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HUBBELL INCORPORATED

By:	/s/ An-Ping Hsieh
Name: An-Ping Hsieh
Title: Senior Vice President, General Counsel and Secretary

Date: December 10, 2018